As filed with the Securities and Exchange Commission on March 2, 2023

Registration No. 333-230502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 to FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 120 Corporate Boulevard, Norfolk, Virginia (Address of Principal Executive Offices)	75-3078675 (I.R.S. Employer Identification No.) 23502 (Zip Code)

2013 Omnibus Incentive Plan

2022 Omnibus Incentive Plan

(Full title of the plan)

LaTisha Owens Tarrant

Chief Human Resources Officer

120 Corporate Boulevard,

Norfolk, Virginia 23502

(Name and address of agent for service)

(888) 772-7326

(Telephone number, including area code, of agent for service)

Copies to:

W. Lake Taylor, Jr.

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, VA 23219-3916

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Explanatory Note

PRA Group, Inc. (the “Company”) previously filed its Registration Statement on Form S-8 (Registration No. 333-230502) with the Securities and Exchange Commission (the “Commission”) on March 26, 2019 (the “Prior Registration Statement”) with respect to 4,587,895 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s 2013 Omnibus Incentive Plan (the “2013 Plan”).

On June 9, 2022 (the “Approval Date”), the Company’s stockholders approved the Company’s 2022 Omnibus Incentive Plan (the “2022 Plan”) and, in connection therewith, no further awards will be made under the 2013 Plan. Pursuant to the terms of the 2022 Plan, if, after December 31, 2021, (i) any shares of Common Stock subject to an award under the 2013 Plan are forfeited or expire or (ii) an award under the 2013 Plan terminates, is settled for cash or otherwise does not result in the issuance of all of the shares subject to the award, the shares subject to the award may be used again for awards under the 2022 Plan to the extent of the forfeiture, expiration, termination, cash settlement or non-issuance (the “Rollover Shares”).

As of the Approval Date, a total of 1,267,817 shares of Common Stock were subject to awards then outstanding under the 2013 Plan. The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2022 Plan (as such shares would no longer be issuable under the 2013 Plan). For avoidance of doubt, the Company is not registering any additional shares of Common Stock that were not previously approved by the Company’s stockholders as of the Approval Date. Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8, the Company is filing a Registration Statement on Form S-8 to register 3,764,323 new shares of Common Stock that are available for issuance pursuant to the 2022 Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 000-50058) are incorporated by reference in, and made a part of, this registration statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022;

(ii)	the Company’s Current Reports on Form 8-K filed with the Commission on January 23, 2023, January 24, 2023 and February 6, 2023; and

(iii)

the description of the Company’s common stock contained in Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (including any amendment or report filed for the purpose of updating such description).

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of McGuireWoods LLP.

10.1	2013 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on April 19, 2013 (File No. 000-50058)).

10.2	2022 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on April 28, 2022 (File No. 000-50058)).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on March 2, 2023.

PRA Group, Inc.

By:	/s/ Kevin P. Stevenson
Kevin P. Stevenson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on March 2, 2023. Each person whose signature appears below hereby authorizes LaTisha Owens Tarrant to execute in the name of each such person, and to file, any amendment, including any post-effective amendment, to this Post-Effective Amendment making such changes in this Post-Effective Amendment as the registrant deems appropriate, and appoints such individual as attorney-in-fact, with full power of substitution and resubstitution, to sign on his or her behalf and in each capacity stated below and file all amendments and post-effective amendments to this Post-Effective Amendment.

Signature	Title

* (Kevin P. Stevenson)	President, Chief Executive Officer and Director (Principal Executive Officer)

* (Peter M. Graham)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* (Steven D. Fredrickson)	Chairman of the Board of Directors

/s/ Brett L. Paschke (Brett L. Paschke)	Director

* (Vikram A. Atal)	Director

* (Danielle M. Brown)	Director

* (Marjorie M. Connelly)	Director

* (John H. Fain)	Director

* (James A. Nussle)	Director

* (Scott M. Tabakin)	Director

* (Lance L. Weaver)	Director

/s/ Peggy P. Turner (Peggy P. Turner)	Director

* By:	/s/ LaTisha Owens Tarrant
LaTisha Owens Tarrant
Attorney-in-Fact